Pacific Premier Bancorp, Inc.

Third Quarter 2022 Earnings Conference Call

October 20, 2022, 12:00 PM

CORPORATE PARTICIPANTS
Steve Gardner – Chairman and CEO
Ronald Nicolas – CFO

Operator
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

Good day and welcome to the Pacific Premier Third Quarter 2022 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0”.

After today’s presentation, there will an opportunity to ask questions. To ask a question, you may press “*”, then “1” on your telephone keypad. To withdraw your question, please press “*”, then “2”.

Please note this event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

PRESENTATION

Steven Gardner
Great. Thank you, Sarah. Good morning, everyone. I appreciate you joining us, today.

As you're all aware, earlier this morning, we released our earnings report for the third quarter of 2022. We have also published an updated investor presentation that has additional information and disclosures on our financial performance. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation.

In terms of our call today, I'll walk through some of the notable items related to our performance. Ron Nicolas, our CFO, will also review a few of the details on our financial results and then we will open up the call to questions.

I note that our earnings release and investor presentation include a safe harbor statement relative to the forward-looking comments. I encourage each of you to read through that statement carefully.

Over the past several quarters, we have taken a number of balance sheet management actions with respect to interest rate sensitivity, designed to preserve our ability to deliver solid financial performance in an increasingly challenging and uncertain environment. These actions, along with the ongoing business development efforts of our talented commercial banking teams, served us well during the third quarter.

Our earnings per share and pre-provision net revenue both increased from the prior quarter. Our net income was $73.4 million, or $0.77 per share in the third quarter, and our PPNR return on average assets increased 8 basis points to 1.85%. Our regulatory capital ratios further strengthened, over the prior quarter.

Increased profitability was driven largely by net interest margin expansion from the prior quarter. During the third quarter, our net interest margin increased 12 basis points, as we effectively managed our deposit cost, while realizing higher yields on earning assets. We highlight in our investor presentation our core deposit base, which remains the foundation of our franchise.

Our cost of core deposits remained relatively low at 11 basis points in the third quarter, which reflects our relationship focused business model that has resulted in more than 38% of our deposits comprised of non-interest-bearing deposits.

Given the expectations for further rate increases over the coming months, it is likely we will see some acceleration in deposit costs going forward, as we are not immune to market dynamics.

In addition to deposit pricing impacts, the higher interest rate environment has led to recent deposit fluctuations in our commercial escrow and exchange business due to lower commercial real estate refinance and sales activity in the third quarter, a dynamic that may persist as we
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

work through the economic cycle, though we are taking steps to mitigate the potential impact, which I'll comment on a bit later.

We held our loan-to-deposit ratio relatively flat at 84%, as we added $400 million of brokered time deposits of varying maturities during the quarter. While incorporating time deposits into our funding mix will increase our deposit costs in the near-term, we believe that locking in this longer-term funding ahead of additional rate increases will provide more funding flexibility and help us control our overall funding costs going forward.

In terms of loan production, we saw decreased demand in the quarter, while remaining disciplined in our pricing, underwriting and overall credit risk management. This has been our approach throughout our management's tenure and has contributed to our strong asset quality, throughout various cycles.

Market conditions and implementation of our strategic pricing actions had the most pronounced effect on our new production of investor-owned CRE, multifamily and construction loans, as we methodically decided to pull back the volume of new originations in these areas.

The lower production of real estate related loans, along with a decrease in utilization rates on lines of credit, resulted in a slight decline in total loans from the end of the prior quarter. Our teams are actively engaged with existing clients and are focused on developing new commercial banking relationships with attractive businesses that will drive future organic growth.

As a result, our production of C&I loans was up from the prior quarter. The new banking relationships we are generating today continue to be attractive, as the average yield on our new loan commitments increased 144 basis points from the prior quarter.

Asset quality remains solid, with low levels of problem loans and net charge-offs totaling $1.1 million in the quarter. Overall, we are not seeing a degradation in our borrowers’ cash flows or their ability to service their obligations.

We have provided additional details on our loan portfolio segments in the investor presentation. Our loan-to-values and debt coverage ratios remained strong, within each of our loan segments.

Proactive monitoring of the loan portfolios, including ongoing analysis of the financial performance of our borrowers and the collateral supporting our loans, are fundamental tenets of our credit administration process. This active management of the portfolio, together with our conservative underwriting standards, has been and we expect will continue to be important to our ability to effectively manage asset quality throughout the cycle.

With that, I'm going to turn the call over to Ron to provide a few more details on our third quarter financial results.

Ronald Nicolas
Thanks, Steve, and good morning.

For comparison purposes, the majority of my remarks are on a linked-quarter basis. Let's start with the quarter's financial highlights. Third quarter EPS increased to $0.77 per share, a 5% increase on a linked-quarter basis, driven by a total revenue increase of $6.3 million to $201.3 million.

Although fee income was slightly lower, operating costs were well-controlled, as non-interest expense for the third quarter came in at $100.9 million. As a result, our pre-provision net revenue increased $4 million to $100.4 million, or 1.85% of average assets and our efficiency ratio improved to 48.3%.

Taking a closer look at the income statement, net interest income increased $8.3 million to $181 million, driven primarily by a 26 basis-point increase in our asset yields and slightly higher
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

average loan balances. Additionally, our swap income added $4.2 million incrementally, compared to the prior quarter.

On the deposit front, total deposit costs came in at 22 basis points, and our cost of core deposits which excludes brokered and time deposits, increased to 11 basis points for the quarter.

As a result, our reported net interest margin expanded by 12 basis points to 3.61% and our core net interest margin expanded 11 basis points to 3.44%, as core loan yields increased 19 basis points to 4.40%.

Noninterest income decreased $2 million from the prior quarter, driven mostly by a $679,000 decrease in net gain from the sale of loans and a $403,000 decrease in trust custodial fees.

Lower trust fees were driven primarily by lower asset market asset values, while the SBA business has slowed recently in connection with the higher interest rates.

Going forward, we expect our noninterest income for the fourth quarter to be in the range of $20 (million) to $21 million, excluding any security sales.

Noninterest expense came in at $100.9 million, an increase of $1.9 million, primarily due to a $2.5 million increase in other expense, which included a one-time $1.9 million expense for a client loss, where our investigation concluded that our client’s system was compromised. These items were partially offset by $1.2 million decrease in compensation and benefits, as overall staffing decreased to 1,481 employees. We anticipate our non-interest expense to be approximately $101 million to $102 million in the fourth quarter.

Our provision for credit loss of $1.1 million increased slightly compared to the prior quarter's $469,000, and our credit quality was largely unchanged in the quarter. While we have not seen a meaningful deterioration in credit quality, we are closely monitoring the macroeconomic environment.

Turning to the balance sheet, we saw a slight decline in gross loans of $122 million from the prior quarter, driven by lower loan fundings in commercial line utilization rates, which declined slightly to a quarterly average of 40.4% and a spot rate of 39.9%, as of quarter-end. Not surprising given the interest-rate environment, we also saw slower payoffs in the third quarter, somewhat offsetting the lower loan production.

Period-end deposits were $17.7 billion, a decrease of $338 million from June 30th, primarily driven by a $532 million decrease in deposits from the bank’s escrow and exchange business due to lower transaction volumes and $127 million decrease in municipal deposits.

To help offset the escrow and exchange deposit flows, in early September, we added another $400 million in term brokered deposits, which provided additional liquidity and enhanced our interest rate risk asset sensitivity.

Notable on a year-over-year basis, our HOA deposit business grew 16% to $2.3 billion, the trust business deposits grew 5% to $1.7 billion and escrow deposits grew 4% to $1 billion.

Our securities portfolio remained flat, compared with the second quarter at $4 billion, while our portfolio yield is currently at 2.12%. The available-for-sale portfolio also remained flat at $2.7 billion and our mark-to-market unrealized loss for the quarter, as of 9/30, was $95 million.

Our tangible common equity ratio ended the quarter at 8.59%, an increase of 7 basis points from June 30th, and our tangible book-value per share decreased slightly to $18.68 from $18.86 at June 30th. The decrease was primarily driven by the other comprehensive loss of $65 million from the impact of higher interest rates on our AFS securities portfolio, compared to a $71 million loss in the second quarter.

Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

Along with the higher TCE ratio, we further strengthened our capital position this quarter with common equity Tier 1, Tier 1 risk base and total risk-based capital ratios all increasing from June 30th.

And finally, from an asset quality standpoint, asset quality remained solid as nonperforming loans and delinquency increased slightly at 0.41% and 0.28% of loans held for investment, respectively, but well below industry historical averages.

Our allowance for credit-loss was effectively flat in terms of dollars and our coverage ratio at 1.31% and our total loss absorption, which includes the fair-value discount on loans acquired through bank acquisitions, finished the quarter at 1.70%.

With that, I will hand it back to Steve.

Steven Gardner
Great. Thanks, Ron.

I'll wrap-up with a few comments about our outlook. With the increasing likelihood of a material economic slowdown, we'll continue to place a priority on maintaining high levels of capital, liquidity and reserves, so that we can meet the needs of our clients and to be in a position to react to what could be unpredictable market dynamics.

This foundational approach to risk management has served us well, historically, and has been critical to our track record of creating franchise value.

Our relationship managers are providing exceptional service to our clients, while our teams are collaborating well and are highly focused on developing new long-term relationships with high-quality businesses and their owners.

We continue to invest in technology and people, and that is benefiting us as we seek to expand and add new relationships throughout the Bank. While the current environment for the escrow and exchange business is not as favorable, we believe we have good opportunities to add clients, expand market share and grow over the longer-term.

We have recently added additional personnel who we believe will be valuable in helping to grow the business and gain share during a time of market disruption. Following the considerable work we have done to optimize the operations of the trust business, we have started to accelerate our business development efforts in the area and continue to see attractive opportunities to add clients.

In future periods, we expect both the commercial escrow and trust businesses to steadily increase their contribution to our fee income and expand our base of low-cost deposits. It is likely that our level of loan production will be lower than what we have seen earlier this year.

The mix will continue to be more heavily weighted towards high-quality commercial businesses, as market dynamics limit the production of investor-owned CRE and multifamily loans.

Ultimately, we will leverage the strength and talent of our leadership and bankers to deliver results for our shareholders, while effectively managing risk in a rapidly evolving and uncertain environment.

That concludes our prepared remarks, and we would be happy to answer any calls. Sarah, could you please open up the call for questions?

QUESTIONS AND ANSWERS

Operator
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

Thank you. We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your telephone keypad. If you are using a speaker phone, please pick up your handset, before pressing the keys. To withdraw your question, please press “*”, then “2”.

At this time, we will pause, momentarily, to assemble our roster.

Our first question comes from David Feaster with Raymond James. Please go ahead.

David Feaster
Hi, good, morning everybody.

Steven Gardner
Good morning, David.

Ronald Nicolas
Good morning.

David Feaster
Maybe just touching on the deposit flows and look in exclusive of the escrow impacts that's not that surprising. But exclusive of that, could you just talk about the flows that you're seeing in there and maybe how migration within the portfolio is trending in, whether you're seeing more cash burn at existing clients that might be driving some outflows within the existing book or is it more rate-sensitive customers that are looking to deploy their liquidity in the higher-yielding assets?

And then just overall thoughts on how you think about deposit flows, especially as there might be some more migration within the escrow?

Steven Gardner
Sure, there's a lot of questions wrapped up, David, I'd tell you. At this point, we're not seeing a cash burn on our borrowers, although I think that businesses, individuals, investors are all being pressured by the high inflationary environment, still continued impacts from supply-chain disruptions and the like.

But overall, that's not what we're seeing. I think it is generally--I don't even know that I qualify most of our customers as rate-sensitive, they're generally not, it's not why people have ever banked with us.

But in this environment where we've seen Fed funds be raised by 300 basis points in six months and likely to be at somewhere north of 4% by year-end in a nine-month period of time, that's just simply unprecedented and the returns that one can get a risk-free rate on treasuries for some investors become attractive.

So, I think those are the various dynamics. Our teams are doing a great job. We certainly increased the level of communication and are meeting with our clients and talking to them and then working directly with them in many of these areas.

As far as the mix and flows, we've seen a little change, but nothing really material from any of our--the businesses we bank or some of the other specialty areas, the HOA, the trust, escrow and exchange.

And at the same time, we do see some attractive opportunities to gain market share because there is clearly being disruption in the escrow and exchange business, where smaller firms are really being negatively impacted.

In the trust business, there seems to be very attractive opportunities to add clients and, as I said, we've accelerated our business development in that area and are seeing some preliminary nice results.

Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

And then lastly on the HOA side, that team has functioned very well, and we offer some market-leading technology there that has allowed us to grow that business. So throughout the organization, I think we see some pretty good opportunities. At the same time, this is an unprecedented environment that we'll see how things develop here in the coming months.

David Feaster
Okay. That's helpful. And it was a couple of quarters ago that you started talking about using higher rates to strategically slow production, and we've seen it, it's been effective. And origination yields, looking at the table, were up huge. And you also mentioned in the prepared remarks talking about having less of an appetite for some of these real estate backed loans.

But I'm just curious how you think about loan growth going forward, how the pipeline’s looking. I mean, would you expect balances maybe to continue to decline near term? Or can slower payoffs and paydowns help offset some of these--the slower originations and we could actually see balances grow? Just curious how you think about that.

Steven Gardner
Yeah, I think that it's the latter part there that given the fact that prepayments and paydowns have, in fact, slowed, and we would expect them to continue that trend here in the fourth quarter, that we're just going to need less production to whether it's hold the portfolio flat, grow it a little or the like.

And for us, always has been--the regulator has always been around loan growth is how quickly we can bring in low-cost core deposits, true client banking relationships. That's always been the governor.

Now certainly, following the Opus acquisition and with the amount of fiscal and monetary stimulus that was shoved into the economy, liquidity at all financial institutions increased. And so, we deployed some of that into really strong credit quality loans, such as multifamily. But as we've seen these dynamics shift, we--as we tell our teams, we operate in a dynamic environment.

Things are not static with the way that we manage the business and the way that we think about the future and the potential risks. And so we have slowed down, as I said, some of the commercial real estate, multifamily construction loans.

David Feaster
Okay. That helps. And then obviously, just touching on the multifamily, again. obviously, that's a core competency for you all. And you talked about a decreased appetite for the segment in production, clearly declined in the quarter. Historically, I've always looked at the West Coast multifamily is providing really good risk-adjusted returns and a defensive asset class.

Just curious, obviously, there's a lot of dynamics changing in the housing markets, these days. But just curious how you think about multifamily, more broadly, and any other trends that you're seeing within that segment on the West Coast.

Steven Gardner
Sure. I think that part of it, multifamily remains one of the most attractive asset classes, at least for the segment that we concentrate on, which is you could characterize it as workforce housing. We don't do the high end, call it, if you will, Class A-type multifamily properties. It's just not what we've ever done.

The occupancy levels remain very high. Cash flows are strong. We are stressing the portfolio to look at the impact on higher rates and debt coverage, and we're in a very good position. I think that the West Coast from a housing and certainly multifamily benefits from this, is under-built, significantly.

Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

And although there are projects that will come online in future periods, it just has not been able to fill that gap, if you will, that exists for affordable, reasonable housing.

So with that, our expectation is that that asset class will continue to perform, well. But as Ron said, we're closely monitoring all of our portfolios and the overall macroeconomic environment.

David Feaster
All right, thanks, everybody.

Steven Gardner
Certainly.

Operator
Our next question comes from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Hey, good morning. First one, just for Ron, I may have missed it in the prepared comments, but did you provide your near-term guide on the core NIM for the upcoming quarter?

Steven Gardner
Go ahead, Ron.

Ronald Nicolas
Yeah, we did not, Matt. We expect, obviously, on the asset side, if the current--what's baked into the market, if you will, for November and December, in terms of the Fed rate hikes, we do expect the asset side of that to move consistent with what we see here in the third quarter.

But that said, the whole question mark around where deposit cost and deposit betas and all that is really up in the air right at this point in time.

Steven Gardner
Yeah, I'd just add that you look at market dynamics that are going on, we're seeing a number of institutions out there that are putting some pretty aggressive pricing, and that's just not what we wanted to compete on. But as I said, we're not immune to market dynamics, either.

So, that's why we haven't provided any guidance on it and don't intend to. I think that the modeling is subject to so many differing variables and variance in what the outputs are. We didn't think it was appropriate to provide guidance on it.

Matthew Clark
Okay. And then when you're working through your budgeting process or just looking out at your kind of internal forecast around deposit betas, 18% last cycle, you're at 6% cycle, to-date.

You're expecting slower growth, so there should be less need for funding, incrementally. Do you feel like you can match what you did last cycle? I know it's a very fluid situation, but just any additional thoughts around deposit betas?

Steven Gardner
Sure, I have no idea. I mean this is--I mean, look, Matt, all you have to do is take a step back and say, let's compare that period of time in December of 2015 to 2018. And what we went up by 225, 250 basis points, and then the Fed and the Fed began instituting quantitative tightening at half the level that they're doing, today. And that was over--it took them two and a half years, roughly, to get to that level.

So, compare that to this environment, where rates have moved up 300 basis points in six months, widely expected to get to 4.25, by the end of the year, nine months period of time. And quantitative tightening that began in June and increased in September is now running at more
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

than twice the amount that the Fed had implemented, during that period of time. And I could tell you, we don't know.

It's something that we're managing, closely, monitoring closely, as well. I think our relationships that we have with our clients are deep. But again, we're going to be subject to the market dynamics, and they're rapidly evolving the effects of the economy. It's difficult to know.

Matthew Clark
Okay. And then just on the provisional credit you guys took this quarter. Can you just give us a sense of the likelihood and timing of getting that back?

Steven Gardner
On that incident with the client--I don't know. It's a large, good client that we've had for a long period of time. So, we went ahead and did the credit, something we don't do, lightly. So, we'll see. It's hard to know with these kind of things.

Matthew Clark
Okay. Fair enough, thanks.

Operator
Our next question comes from Chris McGratty with KBW. Please go ahead.

Andrew Leischner
Hi, how is it going, this is Andrew Leischner on for Chris McGratty.

Steven Gardner
Hi, Andrew.

Andrew Leischner
Hi, how is it going? Your credit trends continue to look solid. But I was just wondering how you're thinking about provisioning for the office and retail portfolios, going forward, and if there are any specific markets you're concerned about. Thank you.

Steven Gardner
Sure, so, when you take a look, and I'd point you to the slide that's in our investor presentation where we do provide some additional disclosure and information around the portfolio. And you look at the fact that from that retail segment, we're at a 49% average loan-to-value weighted average and a 180 DCR, and that portfolio is seasoned by 44 months, and you have somewhat similar metrics on the office product.

We've had, historically, minimal charge-offs, losses in those portfolios. So, we'll keep that in mind. We'll see how the economy evolves and the dynamics impacting either one of those segments just as we do with all of the portfolio. And so, we'll continue to think about it. I think I'd also point to the reserve levels that we have today at 130 on the ACL.

And then we also have the credit marks and discounts on the existing portfolio really helping to improve, increase our total loss absorbing capacity up to 170 basis points.

Andrew Leischner
Okay, thank you. Yes, that slide’s really helpful. And then, just looking at M&A, can you talk about any potential deal opportunities you're seeing within your markets and if there are any newer expansion markets you would consider for a bank deal? Thanks.

Steven Gardner
Sure, I mean, principally, we're looking on the West Coast for high-quality franchises that have good, solid deposit bases, relationship-based that we think would be additive to our franchise.

Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

And at the same time, though, we have always been a very disciplined acquirer, and that is going to continue. And then you look at the volatility that is going on in the equity markets, volatility and with interest rates.

And I think it just adds to the challenge of finding the finish line with targets. And not that there are a lot out there for our institution, but we'll continue to look. And we know that these cycles always play out, over time.

And the fundamental reasons behind consolidation in financial services, those remain in place and, frankly, have intensified here as this environment has played out. So, that's the way we're thinking about it.

Andrew Leischner
Okay, thank you. And I can't remember if you said this before, but have you disclosed how far East you'd be looking, you'd be willing to look?

Steven Gardner
Generally, we think about it from the franchise is a West Coast franchise. Our Trust division is headquartered in the Denver market. So, I think along the Mountain West, the Rocky Mountains there. We've got presence in Arizona and Nevada, Oregon, and the state of Washington. So, something that is complementary to those geographic markets that we're in.

Andrew Leischner
Okay, got it, great. Thanks for all the questions.

Steven Gardner
Certainly.

Operator
Our next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Hi guys, good morning.

Steven Gardner
Good morning, Gary.

Gary Tenner
I wanted to ask about the C&I trends in the quarter. You talked about broadly the last quarter so about raising your offer rates and that would reduce some demand in other portfolios.

But as it relates to C&I and the sequential decline in utilization and in dollars outstanding, do you have the sense that your better C&I customers are becoming, I guess, overly more cautious in terms of the environment and that's driving down some lower balances or do you think that the higher cost of those variable rate C&I loans today relative to what maybe they're getting on their, on some excess deposits is driving some moderation in the balances?

Steven Gardner
I think it's a combination of those factors. Look, every business is a little bit different in the way that they manage their capital and their balance sheet and the way they think about the world. I think that the ongoing challenges around the supply chain disruption, inflation, the impacts from labor, all of those are playing a factor.

You look at the rising rates and the concerns about this Fed tightening cycle and that we still have a ways to go.

And that given that tighter rates act on the economy with long and varied lags, I think there's plenty of clients who are thinking about that in the future business activity. And then others, as
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

you mentioned, who are sitting on excess liquidity and they're seeing the cost of their debt increase, are making decisions to pay some of that down, pay some of it off.

I think, though, that the one thing that we talk about with our team, the reality is, is business is ongoing and different businesses see opportunity in environments like this, and they see opportunities to expand and grow. And that's right where we're going to be side-by-side with them, providing the capital, the treasury management services to do that. And we think there's plenty of opportunity, again, to grow in these areas.

Gary Tenner
Thanks, I appreciate that. And then, as it relates to the deposit side and escrow and exchange balances down to $1 billion in the quarter, there's, -obviously, as you just said a moment ago, there's always going to be some level of activity.

Do you have a sense of what maybe an ultimate floor could be for that business, even given just a very modest level of ongoing transaction activity? Is it half again what it is or is that too aggressively low, do you think?

Steven Gardner
My sense would be that that is too aggressively low, but I can't sit here and tell you. The one thing is the commerce escrow, as they're known, has been well established in the LA, Southern California market for a long period of time and have a great reputation with investors and with some of the additional folks that we've recently brought on to expand that into some of the contiguous markets.

Markets that we're in already, coupled with the disruptions that we're seeing, longer term, we think that there is opportunity to take market share and grow our client base there. At the same time, it's going to be dependent upon just the level of commercial real estate activity that is occurring in various markets. So, hard to tell from where we sit, today.

Gary Tenner
Great. And then just lastly for me, I apologize if I missed it, but did you say what the, or Ron, did you say what the weighted average rate was on the $400 million of broker deposits added in September?

Ronald Nicholas
No, we didn't.

Steven Gardner
No, we did not. No, no. That came on in the beginning of September. So effectively, we had one months’ impact on those--those brokered deposits. So, we'll have a step up there, given the full quarter's impact.

Gary Tenner
All right. Thanks guys, appreciate it.

Steven Gardner
Certainly.

Operator
Our next question comes from Zack Sokora with Stephens Inc. Please go ahead.

Andrew Terrell
Hi, this is actually Andrew Terrell with Stephens. Good morning.

Steven Gardner
Hi Andrew.

Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

Ronald Nicolas
Hey Andrew.

Andrew Terrell
Hi, so I wanted to ask--thanks for the expense guidance, but I wanted to ask, as we think about out into 2023, just given what sounds like maybe a little bit slower cadence of balance sheet growth, just how are you thinking about managing the expense base or the level of expense growth, as we move into 2023?

Steven Gardner
We're thinking about managing it, tightly. We've always been an efficient operator, and we're going to continue to do that and stay laser-focused on managing expenses, effectively. At the same time, we've also believed that you do not grow any business, without investing in people and technology.

And so, that has always been the case for us, and it will continue to be the case that we'll invest in people and technology, but we'll be managing expenses very tightly.

Andrew Terrell
Okay. Do you think, from just an efficiency ratio standpoint, it was good to see the improvement this quarter--do you think you can manage to a sub-50% efficiency kind of through the rate cycle or maybe some of the other pressures maybe on deposit cost side, keep you at that 50% or above level?

Steven Gardner
I think it's uncertain. What this environment makes it very challenging to forecast, especially the speed and magnitude of changes in rates. And then, as the economy adjust to those changes, as well.

It makes it extremely difficult in forecasting, and although we are running forecasts and models under a variety of assumptions, regularly, and when Ron brings it into me, and although it is a very detailed level, I let him, no-thanks.

But it's not worth the paper it's written on, but it gives us some insight. In other areas such as expenses that we have a bit more control on directly, we can manage those. How they play out and where that lands from an efficiency measure is dependent upon a number of other variables, obviously.

Andrew Terrell
Okay, I appreciate that's helpful color. And I apologize if I missed this one. Ron, can you remind us how much cash flow per month or per quarter the bond book kicks off?

Ronald Nicolas
It varies a little bit. I would say it gives off in the range of about $75 (million) to, call it, $90 million a quarter.

Andrew Terrell
Okay well, thanks for taking my questions.

Steven Gardner
Yeah, certainly.

CONCLUSION

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM

Steven Gardner
Very good, thank you, Sarah, and thank you all for joining us, today. I hope you have a good week.

Operator
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.
Pacific Premier Bancorp, Inc.
October 20, 2022, 12:00 PM